UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Determination of Cash Bonuses

On January 26, 2017, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), determined that no cash bonus payments had been earned by the Company’s officers pursuant to the terms of the Company’s previously announced 2016 Cash Bonus Plan.

On the same date, the Board, upon the recommendation of the Committee, approved the adoption of an alternative cash bonus award applicable to the Company’s officers (the “Cash Bonus Award”).  Kim Blickenstaff, the Company’s President and Chief Executive Officer, declined to participate in the Cash Bonus Award and will not receive any cash payments pursuant to the award. John Cajigas, the Company’s Executive Vice President and Chief Financial Officer, and John F. Sheridan, the Company’s Executive Vice President and Chief Operating Officer, are each eligible to receive a cash payment equal to $54,750 on February 10, 2017, and an additional payment of an equal amount on June 30, 2017. Among other terms, each payment is conditioned on the participant’s continuous employment through the applicable payment date. Further, the Board or the Committee, in their sole discretion, in the future may determine that there are other factors that merit consideration in the determination of the amount and timing of payments of any Cash Bonus Award, which may be determined on an individual basis.

The foregoing summary of the terms of the Cash Bonus Award does not purport to be complete and is qualified in its entirety by the terms of the Cash Bonus Award, which the Company will file in connection with its regular reporting under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B Berger
Executive Vice President, General Counsel and Secretary

Date:  February 1, 2017